Exhibit 10.16

Execution Version

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED DISCOUNT AGREEMENT

This Amended and Restated Discount Agreement (this “Agreement”) is made and entered into as of March 21, 2019 (the “Effective Date”), by and between Fast Radius, Inc., a Delaware corporation (f/k/a Fast Radius, LLC) (hereinafter, the “Company”), and United Parcel Service General Services Co., a Delaware corporation (hereinafter, “UPS”).

BACKGROUND

UPS has put its brand, market power and access to global logistics capabilities behind Fast Radius. To further increase awareness and adoption of the Company’s services, UPS wishes to provide the Company with the services of UPS listed on Exhibit 1 attached hereto (the “UPS Services”). As a material inducement for the UPS Services, the Company offers to UPS, and UPS agrees to accept, the services of the Company listed on Exhibit 1 attached hereto (the “Company Services” and, together with the UPS Services, the “Services”) and the Discount (as defined herein) contemplated herein on the terms and conditions set forth below. The Company and UPS previously entered into a Discount Agreement dated as of July 29, 2016, as amended and restated on March 15, 2017 (the “Prior Agreement”). In connection with and in consideration of the issuance by the Company to UPS of shares of Series B Preferred Stock and that certain Warrant for Common Stock, dated on or around the date hereof (the “Warrant”), the Company and UPS agree to enter into this Agreement to amend and restate the Prior Agreement in its entirety, which will remain in effect through the Effective Date.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1. For purposes of this Agreement, the following definitions apply:

1.1 “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each and every subsidiary of the Company or of an Affiliate thereof shall also constitute an Affiliate hereunder. Without limiting the foregoing, the term “Affiliate” also includes the meaning ascribed to that term in the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

1.2 “Agreement” has the meaning set forth in the Preamble.

1.3 “Av ailable Discount” has the meaning set forth in Section 3.1.

1.4 “Change of Control Transaction” has the meaning set forth in Section 3.2.

1.5 “Code” means the United States Internal Revenue Code of 1986, as amended.

1.6 “Company” has the meaning set forth in the Preamble.

1.7 “Company Services” has the meaning set forth in the Background section.

1.8 “Deployed Discount” has the meaning set forth in Section 3.1.

1.9 “Discount” means, with respect to a given period, six percent (6%) of the Company’s Gross Revenues during that period.

1.10 “Dispute” has the meaning set forth in Section 19.

1.11 “Effective Date” has the meaning set forth in the Background section.

1.12 “Eligible Qualified Financing” has the meaning set forth in Section 3.1.

1.13 “Financing Documents” means the Series B Preferred Stock Purchase Agreement, Amended and Restated Voting Agreement, the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated on or near the date hereof, and other related documents entered into on or about the date hereof relating to UPS’s investment in the Company’s Series B Securities.

1.14 “Forfeited Discount” has the meaning set forth in Section 3.1.

1.15 “Gross Revenues” means the total aggregate undiscounted, pre-tax revenue, income, and consideration received by the Company and its subsidiaries in respect of, in exchange for, on account of, or in consideration for the Company’s and its subsidiaries products and services, in any form and from whatever source derived, excluding (a) any shipping charges to the extent billed by the Company and/or its subsidiaries to its customers, and (b) if the Company and/or its subsidiaries acquires the stock or assets of any business, the revenues of such business derived from such company’s historical business at the time such stock or assets of such business are acquired. For illustration, if the Company acquires a business with a revenue run rate at the time of the acquisition of $1,000,000, then for the remaining term of this Agreement, $1,000,000 (prorated in first year) would be excluded from Gross Revenues. Any increase in revenue from the acquisition above historical levels would be included in Gross Revenues.

1.16 “Indemnified Parties” has the meaning set forth in Section 9.

1.17 “Joint Facility” means a Company 3D printing site that is either (i) co-located with a UPS-related business, (ii) at a UPS owned or leased premises, or (iii) at a Company and UPS jointly owned or leased premises.

1.18 “Laws” means any provision of any law, statute, ordinance, regulation, rule, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any governmental entity (in any territory in the world) applicable to the Company, any Affiliate, or any of their respective properties.

1.19 “Liabilities” means any debt, liability or obligation of any nature, whether known or unknown, asserted or unasserted, determined or determinable, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

1.20 “Person” means an individual, corporation, trust, partnership, joint venture, unincorporated organization, governmental entity, government agency or any agency or political subdivision thereof, or other entity.

1.21 “PR” means public relations.

1.22 “Prior Agreement” has the meaning set forth in the Background section.

1.23 “Qualified Financing” has the meaning set forth in Section 3.1.

1.24 “Securities” means, collectively, equity securities of the Company or any of its subsidiaries or any of their respective successors, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.25 “Senior Stock” has the meaning set forth in Section 3.3.

1.26 “Services” has the meaning set forth in the Background section.

1.27 “Ta x” or “Taxes” means all U.S. federal, state, local, foreign or other taxes, including income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including any interest, penalty, or addition thereto, whether disputed or not.

1.28 “Tax Return” or “Tax Returns” means all U.S. federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or statements relating to Taxes.

1.29 “Termination Date” means the earlier of (i) March 21, 2024, or (ii) the date on which this Agreement is validly terminated in accordance with Section 7.

1.30 “Undeployed Discount” has the meaning set forth in Section 3.2.

1.31 “UPS” has the meaning set forth in the Preamble.

1.32 “UPS Competitors” means each of the following entities and its affiliates: [***].

1.33 “UPS Services” has the meaning set forth in the Background section.

2. Services.

2.1 UPS will use commercially reasonable efforts to provide the UPS Services to the Company for the duration of this Agreement.

2.2 The Company will use commercially reasonable efforts to provide the Company Services to UPS for the duration of this Agreement.

2.3 During the term of this Agreement, UPS shall solely and exclusively promote the Company in its digital and print sales and marketing efforts as UPS’s on-demand 3D printing partner; provided that the foregoing clause shall not restrict (1) UPS’s ability to engage other 3D printing providers outside of its capacity as a sales and marketing promoter, (2) UPS’s ability to engage other 3D printing providers that provide capabilities not provided by the Company, (3) the right of the UPS Store business to engage in other 3D printing arrangements (including its existing arrangements with Stratasys), (4) any relationship of UPS and/or its affiliates with Hewlett Packard or its affiliates, and/or (5) any other relationships UPS has in-place on the Effective Date.

2.4 The Company will not, and the Company will cause its Affiliates not to, enter into any strategic alliance, commercial agreement or other similar business arrangement with a UPS Competitor to the extent UPS offers similar competitive services with such UPS Competitor in the relevant country (“Competitive Services”). For example, service offerings that are not currently offered by UPS and are thus not currently Competitive Services include cloud computing services or graphic reproduction services. If, following the Effective Date, UPS begins to offer Competitive Services that are utilized by the Company, then the Company will utilize commercially reasonable efforts to switch vendors from such UPS Competitor to UPS within one-hundred and eighty (180) days following written notice by UPS to the Company that it is offering such Competitive Service.

3. Discount.

3.1 In consideration of, and as a material inducement for, the UPS Services, UPS has the right to purchase Securities being issued by the Company in any Qualified Financing during the term of this Agreement if it invests at least $1,000,000 in each Qualified Financing after the Effective Date (collectively, the “Eligible Qualified Financings”). For avoidance of doubt, any investment by UPS in the Company greater than $1,000,000 shall be subject to approval by the Company at its sole discretion, provided that the Company’s foregoing approval is subject to UPS’s pro rata and other rights set forth in the Financing Documents. The Company agrees to promptly provide UPS with a copy of any term sheet or other written proposal for each Eligible Qualified Financing. If (i) UPS invests $1,000,000 or more in an Eligible Qualified Financing or (ii) the Company, in accordance with the Financing Documents, validly rejects UPS’s offer to invest in an Eligible Qualified Financing, then the Company must issue UPS an additional number of shares of its common stock computed by dividing the Available Discount (as defined below) by the original issue price per share of the shares being issued in the Eligible Qualified Financing. The “Available Discount” means (a) with regards to the first Qualified Financing, the Discount through the end of the calendar month in which UPS makes the investment in the Qualified Financing (including any Discount accrued under the Prior Agreement through the Effective Date), and (b) with regards to any subsequent Eligible Qualified Financing, the Discount through the end of the calendar month in which UPS makes the investment in the Eligible Qualified Financing (including any Discount accrued under the Prior Agreement through the Effective Date), less the aggregate Discounts applied to earlier Eligible Qualified Financings to ensure there is no double- counting (the “Deployed Discount”). If (A) UPS fails to invest a minimum of $1,000,000 in a Qualified Financing or (B) the Company, in accordance with the Financing Documents, validly rejects UPS’s offer to invest in an Eligible Qualified Financing, then the Discount for the term of this Agreement that has not been applied to an earlier Eligible Qualified Financing will be forfeited (the “Forfeited Discount”). A “Qualified Financing” means any bona fide equity financing of the Company with aggregate gross proceeds to the Company of at least $5,000,000 occurring during the term of this Agreement. For purposes of determining the amount of accrued Discount, the Discount will accrue at the rate of (6%). As of the Effective Date, UPS has accrued a Discount equal to $350,221, of which (x) $148,883 was paid by the Company to UPS in the form of 123,989 shares of the Company’s Series A-2 Preferred Stock and (y) $201,338 will be paid by the Company to UPS in the form of 14,924 shares of the Company’s Series B Preferred Stock on the Effective Date. In no event will the cumulative Available Discount earned by UPS from the Effective Date until the Termination Date exceed $7,649,779.

3.2 If prior to the termination or expiration of this Agreement, the Company closes a Change of Control Transaction (as defined below) and there is Discount in excess of the aggregate Deployed Discount and Forfeited Discount (the “Undeployed Discount”), then, at the closing of the Change of Control Transaction the Company will pay UPS the Undeployed Discount in cash. A “Change of Control Transaction” means (a) any time a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding capital stock or voting Securities of the Company, (b) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting Securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting Securities of the Company or such other surviving or resulting entity, or (c) a sale, lease or other disposition of all or substantially all of the property, business or assets of the Company, in each case in any single transaction or series of related transactions; provided, however, that a transaction shall not constitute a Change of Control Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s Securities immediately prior to such transaction; and provided further, that any sale of shares of Securities in a bona fide financing transaction may not be deemed a “Change of Control Transaction.” If a Change of Control Transaction is consummated prior to the Termination Date, then the Company may, at its option, notify UPS in writing that the Discount will cease accruing as of Termination Date. If the Company makes such election, then the obligations of UPS to provide the Services will thereupon cease.

3.3 If at the Termination Date there is any Undeployed Discount, the Company will have the right to either (1) pay UPS any Undeployed Discount in cash within 90 days of Termination Date, or (2) issue UPS an additional number of shares of Common Stock computed by dividing the Undeployed Discount, divided by the original issue price per share of the shares issued in the last Qualified Financing on such Termination Date. This Section 3.3 will survive the Termination Date.

3.4 Notwithstanding any other provisions contained herein, if this Agreement is terminated pursuant to Section 7.3 and there is any Undeployed Discount, then UPS’s rights to such Undeployed Discount shall immediately terminate on such applicable Termination Date without conversion of such Undeployed Discount into Securities in the Company and the Company shall have no further obligations to UPS with respect to, or arising out of, such Undeployed Discount.

4. No Netting. The Discount will be computed free and clear of any and all Taxes, set offs, costs or expenses of every kind and nature whatsoever incurred, including any Liabilities, losses, claims, and Taxes.

5. Gross Revenue Reports. On or before the thirtieth (30th) calendar day of each calendar quarter, the Company will deliver to UPS a written report, signed by an authorized representative of the Company, showing the Company’s Gross Revenues during the preceding calendar quarter.

6. Inspection Rights. UPS or its designated agents will have the right at all reasonable times and with reasonable notice to the Company to examine and copy, at UPS’s expense, the books, records, and Tax Returns of the Company and its subsidiaries. UPS will also have the right, at any time, to have an independent audit made of the books of the Company and its subsidiaries, including any documents or records supporting or pertaining to the reports due hereunder and the Discount hereunder.

7. Term and Termination.

7.1 Unless terminated earlier as provided below, the term of this Agreement will commence on the Effective Date and will continue until the Termination Date.

7.2 Either party may terminate this Agreement at any time upon notice to the other party if the other party is in material breach of any of its obligations under this Agreement and fails to remedy such breach within thirty (30) days of receiving a written notice describing the details of such breach.

7.3 The Company may terminate this Agreement at any time upon notice to UPS if UPS is in breach of its obligations set forth under Section 2.3 of this Agreement and fails to remedy such breach within thirty (30) days of receiving a written notice describing the details of such breach.

7.4 UPS, in its sole discretion, may terminate this Agreement immediately upon notice if: (i) the Company or its Affiliates take any action that materially harms or endangers the UPS brand; (ii) if any UPS Competitor becomes a holder of any Security; (iii) the Company or its Affiliates breach the terms of Exhibit 3 hereto; and/or (iv) the Company enters into a Change of Control Transaction.

7.5 The following provisions of this Agreement will survive the Termination Date: Section 1, Section 3.3, Section 4, Section 5 (until final payment of amounts due under Section 3.3), Section 6 (until final payment of amounts due under Section 3.3), this Section 7.5, and Sections 8 through 23. Notwithstanding anything to the contrary herein, applicable statutes of limitations will apply to any claims brought in connection with this Agreement.

8. Liability for Taxes. For the avoidance of doubt, the Discount will be computed without any deductions, discounts, set offs or netting for capital taxes of any kind. Any and all transfer, documentary, sales, use, stamp, income, capital gains, registration, value-added, and all other such taxes and fees (including any penalties and interests) incurred in connection with the Discount other than income taxes assessed on UPS’s income thereon will be the sole and exclusive liability of the Company. If UPS is assessed for and pays any such taxes, the Company will gross-up the Discount in an amount appropriate to reimburse UPS for all such Tax amounts incurred.

9. Indemnification.

9.1 Company Indemnification Obligation. The Company shall indemnify, defend and hold UPS, its Affiliates and their respective officers, directors, officers, agents, employees and Affiliates, harmless from and against any and all third party claims, demands, suits, or cause of action and related liabilities, damages, losses, expenses, fines or judgments, including reasonable attorneys’ fees and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from any such entity or individual, arising out of: (a) any claim that the Company IP or Company Marks infringes any third-party Intellectual Property; (b) any breach by the Company or its Affiliates of Exhibit 3; (c) any claim that would constitute a breach by the Company’s or its Affiliates’ of Section 10; (d) personal injury to or death to any employee, agent, or contractor of the Company, unless arising from UPS’ or its agents’ gross negligence or willful misconduct; (e) claims by Company customers, whether under such customers’ agreement(s) with Company or in tort, for the Company’s Services; or (f) physical injury or damage to tangible personal property or real property arising out of or related to the gross negligence or willful misconduct of Company, its Affiliates or any of their employees, agents or contractors.

9.2 UPS Indemnification Obligation. UPS shall indemnify, defend and hold Company, its Affiliates and their respective officers, directors, officers, agents, employees and Affiliates, harmless from and against any and all third party claims, demands, suits, or cause of action and related liabilities, damages, losses, expenses, fines or judgments, including reasonable attorneys’ fees and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from any such entity or individual, arising out of: (a) any claim that the UPS IP or UPS Marks, or Company’s or any customer’s use thereof in accordance with this Agreement, infringes any third-party Intellectual Property; (b) any claim that would constitute a breach by UPS of Section 10; (c) personal injury to or death to any employee, agent, or contractor of UPS, unless arising from Company’s or its agents’ or Affiliates’ gross negligence or willful misconduct; (d) claims by UPS customers, whether under such customers’ agreement(s) with UPS or in tort, for UPS’s services and offerings; or (e) physical injury or damage to tangible personal property or real property arising out of or related to the gross negligence or willful misconduct of UPS or any employee, agent or contractor of UPS.

10. Confidentiality.

10.1 For purposes of this Agreement, “Confidential Information” means all ideas, concepts, techniques, know-how, technical information, or other information or material, in whatever form, received by one party from the other party, or to which a party obtains access, that: (a) is stamped or otherwise identified in writing as proprietary; (b) if orally disclosed, is identified by the disclosing party as proprietary at the time of disclosure; (c) relates to the disclosing party’s business strategies; or (d) a reasonable person would understand to be confidential or proprietary based on the nature or substance of the information or the manner of its disclosure. Nothing in this Section 10 grants or confers any ownership rights in or license to any Confidential Information on the part of the receiving party.

10.2 Each party agrees to hold all Confidential Information of the other party in strictest confidence and not to copy, reproduce, distribute, remanufacture, duplicate, reveal, publish, report, disclose, caused to be disclosed, or otherwise transfer any such Confidential Information to any third party, except as authorized in this Agreement or otherwise in writing by the disclosing party, or use any such Confidential Information for any purpose whatsoever other than specifically required under this Agreement, except that each party may disclose Confidential Information of the other to its Affiliates and its and their respective employees, contractors, subcontractors, agents and advisors who have a specific need to know such information in connection with the performance of this Agreement, so long as such recipients are advised of the confidential nature of the information and the provisions of this Section 10.2, and are bound by confidentiality agreements or duties with the receiving party which are at least as protective of the disclosing party’s confidential information as the provisions of this Section 10. Each party is responsible for such employees’, contractors’, subcontractors’, agents’ and advisors’ compliance with such obligations and duties. Each party further acknowledges and agrees that the Confidential Information of the other party is and shall at all times remain the sole and exclusive property of the other party. Each party shall treat Confidential Information of the other party with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but in any event not less than a reasonable level of care. The obligations of this Section 10.2 shall survive the Termination Date for three (3) years following the Termination Date. Notwithstanding the foregoing, however, trade secrets (as defined under applicable law) will remain subject to this Section 10.2 indefinitely.

10.3 The foregoing non-disclosure obligations in Section 10.2 shall not apply if and to the extent that: (a) the information communicated was already known to the receiving party, without obligations to keep such information confidential, at the time of receipt from the disclosing party, as evidenced by documents in the possession of the receiving party prepared or received prior to disclosure of such information; (b) the information communicated was received by the receiving party in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; (c) the information communicated was publicly known at the time of the receiving party’s receipt from the disclosing party or has become publicly known other than by a breach of this Agreement; or (d) the receiving party establishes that the information was independently developed without reference to the Confidential Information. In addition, nothing in this Section 10 shall prohibit the receiving party from disclosing Confidential Information that is required to be disclosed by applicable law or court order; provided that the receiving party, if legally permissible, gives the disclosing party prompt written notice of such requirement so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.

10.4 The receiving party shall maintain appropriate security measures for the proper disposal and destruction of Confidential Information. Upon expiration of the receiving party’s limited right to use the Confidential Information (including by the expiration or termination of this Agreement), the receiving party shall return or destroy all physical embodiments thereof to the disclosing party. The receiving party shall provide written certification to the disclosing party that the receiving party has returned or destroyed all such Confidential Information in the receiving party’s possession. Notwithstanding the foregoing, the receiving party may retain a copy of any Confidential Information consistent with its existing electronic document retention policies and systems.

10.5 The Company shall meet or exceed all requirements attached hereto as Exhibit 2.

11. Intellectual Property.

11.1 Ownership.

11.1.1 UPS Ownership. UPS has and retains ownership of all UPS IP and any IP developed or acquired by UPS other than in connection with this Agreement. Company shall neither have nor obtain any rights in any UPS IP, except as explicitly set forth in this Agreement or in a separate agreement between the parties or their respective Affiliates.

11.1.2 Company Ownership. Company has and retains ownership of all Company IP and any IP developed or acquired by Company other than in connection with this Agreement. UPS shall neither have nor obtain any rights in any Company IP, except as explicitly set forth in this Agreement or in a separate agreement between the parties or their respective Affiliates.

11.1.3 Joint IP. The parties shall agree in writing upon the ownership prior to development of any Joint IP.

11.1.4 Other New IP. Ownership of any Intellectual Property developed by either Party, other than Joint IP, pursuant to this Agreement shall be allocated according to the patent, copyright or other applicable laws of the United States.

11.2 Acknowledgement. Each Party (“Party 1”) understands and acknowledges that the other Party (“Party 2”) may now market or have under development products, services or concepts that are competitive with products, services or concepts now offered or that may be offered or developed by Party 1, and Party 2 may develop, make, use, procure or market such products, services or concepts now or in the future.

11.3 Use of Name and Publicity. Neither party may, without prior express written consent of the other party in each instance, (a) use in advertising, publicity or otherwise use the name of the other party or any of its Affiliates, or any partner or employee of the other party or its Affiliates, nor any Marks owned by the other party or its Affiliates, except as otherwise provided in this Agreement or in writing; (b) represent, directly or indirectly, that any product or any service provided by such party has been approved or endorsed by the other party or its Affiliates, except as otherwise provided in this Agreement or in writing; or (c) make any representation or warranty on behalf of the other party. Without limiting the foregoing, if Company intends to issue a press release in connection with this Agreement, Company will submit its proposed press release to UPS for its prior, written approval.

11.4 Residual Knowledge. Nothing contained in this Agreement shall restrict a party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such party’s personnel, provided that (a) such personnel has not intentionally memorized such information, and (b) such use does not infringe the other party’s patents, copyrights or trademarks or Intellectual Property or breach confidentiality obligations.

11.5 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

11.5.1 “Intellectual Property” or “IP” means all of the following, whether protected, created or arising under the laws of any domestic or foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, and divisions, continuations, continuations-in-part, and substitute applications of the foregoing, and any extensions, reissues, restorations and reexaminations of the foregoing, and all rights therein provided by international treaties or conventions including the exclusive right to make, use and sell, (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trade secrets, (iv) Marks, (v) all rights arising from or in respect of domain names and domain name registrations and reservations, and (vi) all other applications and registrations related to any of the rights set forth in the foregoing clauses (i)-(v) above.

11.5.2 “Marks” means any trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

11.5.3 “Company IP” means the Intellectual Property in Company’s solutions, products and services that is owned or controlled by Company (including Company Offerings), together with any derivatives, improvements, and modifications to the same, and such other Company provided software, products or services as Company may designate from time to time during the term of this Agreement (excluding UPS IP).

11.5.4 “UPS IP” means the Intellectual Property in UPS’ solutions, products and services that is owned or controlled by UPS, together with any derivatives, improvements, and modifications to the same, and such other UPS provided software, products or services as UPS may designate from time to time during the term of this Agreement (excluding Company IP).

11.5.5 “Joint IP” means any Intellectual Property developed jointly by the Parties.

12. Representations, Warranties and Covenants.

12.1 Authorization and Other Contracts. Each party represents and warrants to the other party that:

12.1.1 it has the requisite corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;

12.1.2 the execution, delivery, and performance of the Agreement and the consummation of the transactions contemplated by the Agreement have been duly authorized by the requisite corporate action on the part of such party and will not constitute a violation of any judgment, order or decree; and

12.1.3 the execution, delivery, and performance of the Agreement and the consummation of the transactions contemplated by the Agreement will not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and

12.2 Proprietary Rights; Licenses and Approvals. The Company represents and warrants to UPS that it has (a) all necessary rights and (b) obtained all required approvals and licenses from any federal, state, or local governing body, in each case, to provide its services and to perform its obligations described in this Agreement. UPS represents and warrants to Company that it has (a) all necessary rights and (b) obtained all required approvals and licenses from any federal, state, or local governing body, in each case, to perform its obligations described in this Agreement.

13. Delay and Waiver. No delay in the exercise of, or failure to exercise, any right, power or remedy of a party accruing upon any default or failure by the other party in the performance of any obligation under this Agreement shall impair any such right, power or remedy or shall be construed to be a waiver thereof, but any such right, power or remedy may be exercised from time to time and as often as the non-defaulting party deems expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing executed by a duly authorized officer of each party.

14. Notices. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with, the parties hereunder, must (except as otherwise expressly provided in this Agreement) be in writing and be delivered by one of the following methods: (1) by personal delivery at the hand delivery address specified below, or (2) by UPS Next Day Air®, first-class, registered or certified mail, postage prepaid, addressed as specified below.

The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:

(1)	UPS:

By hand/mail:             United Parcel Service General Services Co.

                                     55 Glenlake Parkway

                                     Atlanta, Georgia 30328

                                     Attention: Eric Woltering

                                     with a copy to:

                                     United Parcel Service General Services Co.

                                     55 Glenlake Parkway

                                     Atlanta, Georgia 30328

                                     Attention: General Counsel

(2)	The Company:

By hand/mail:             Fast Radius, Inc.

                                     113 North May Street

                                     Chicago, IL 60607

Any of such parties may change the address or number for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 14.

15. Governing Law; Jurisdiction; Jury Trial. This Agreement, once executed and delivered by the parties, is not an “agreement to agree” and no party or its representatives shall at any time take or advocate such a position for any reason. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of Georgia. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Atlanta, Georgia, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed in this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Should any claim be filed to enforce rights under this Agreement or any other instrument or agreement contemplated hereby, the prevailing party as determined by the court shall be entitled to recover its legal costs including reasonable attorney’s fees and associated litigation costs including expert witness fees, deposition costs, and court costs.

16. Successors and Assigns. All covenants and agreements set forth in this Agreement shall bind the parties and their respective heirs, successors, and assigns, and shall inure to the benefit of, and be enforceable by, the parties and their respective heirs, successors and assigns. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. UPS may not assign its rights or delegate its duties under this Agreement without the prior written consent of the Company, which such consent shall not be unreasonably withheld, conditioned or delayed, unless the assignment is to an Affiliate of UPS (and an assignment to an Affiliate of UPS will not release UPS from its obligations hereunder)

17. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED PURSUANT TO THIS AGREEMENT IN THE PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR $7,500,000, WHICHEVER IS GREATER.

THE LIMITATIONS SET FORTH IN THIS SECTION 17 SHALL NOT APPLY TO: DAMAGES OR LIABILITIES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR TO A PARTY’S OBLIGATION TO INDEMNIFY CLAIMS PURSUANT TO SECTION 9 (BUT IN NO EVENT WILL A PARTY’S OBLIGATION TO INDEMNIFY CLAIMS PURSUANT TO SECTION 9 EXCEED UPS’s TOTAL CUMULATIVE INVESTMENT IN THE COMPANY AT THE TIME OF THE APPLICABLE CLAIM).

18. Entire Agreement. This Agreement is the final expression of the agreement between the parties hereto, and this Agreement may not be contradicted by evidence of any prior oral or written agreement.

19. Miscellaneous. This Agreement is a legally binding and enforceable agreement, enforceable in accordance with its terms. Neither this Agreement nor any provision hereof may be amended, supplemented, waived, released or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the amendment, supplement, waiver, release or modification is sought (or a duly authorized officer of such party, if a corporation). If any provision of this Agreement or any obligation hereunder shall be held to be invalid, illegal or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby provided, however, that if any fundamental term or provision of this Agreement is invalid, illegal or unenforceable, the remainder of this Agreement shall be unenforceable. The section headings of this Agreement are for convenience only, and shall not modify, define, limit or expand the express provisions hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument, and it shall not be necessary in making proof hereof to produce or account for more than one such counterpart. Each of the parties will bear and pay all of the costs and expenses (including attorneys’ fees) incurred by it or on its behalf in connection with the negotiation and preparation of this Agreement. Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

20. Dispute Resolution. Any controversy, claim, or dispute between the parties arising out of or relating to (a) this Agreement, (b) the performance, breach, validity or enforceability of any provision hereto, or (c) the relationship of the parties hereto or their obligations hereunder (collectively, a “Dispute”), shall be resolved as specified in this Section 20. Upon receipt of a written notice from the other party that a Dispute has arisen, the parties shall negotiate in good faith for a period of at least thirty (30) days in an effort to resolve the Dispute without the necessity of any formal proceeding. If the parties cannot resolve the Dispute during such period and a party thereafter files suit to enforce its rights under this Agreement, then, if that party prevails on its claims in whole or in part, it shall be entitled to recover from the other party its reasonable attorney’s fees incurred in connection with such suit.

21. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

22. Further Assurances. Each party agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the intent and provisions of this Agreement. Each party shall use its commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated in this Agreement, and to correct any defects in the drafting of this Agreement at the request of the other party.

23. No Draftsman; No Duress; Knowing and Voluntary Agreement. Neither party shall be considered the draftsman of this Agreement for any purpose, including for purposes of interpretation of any ambiguity, and in the event that any party is for any reason considered to be the draftsman, no ambiguity or disputed provision shall be construed against the party that is deemed to be the draftsman. Both parties have had consulted legal counsel with respect to the drafting, negotiation, and execution of this Agreement. As used in this Agreement, “including” means “including but not limited to” in each instance. Neither party is under any duress or compulsion or other obligation to enter into this Agreement. Each party enters into this Agreement knowingly, willingly, and voluntarily. The parties agree and acknowledge that this Agreement was created at the request of the Company, who has requested that UPS enter into this Agreement.

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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers.

Dated: March 21, 2019

Fast Radius, Inc.

By:	/s/ Lou Rassey
Name: Lou Rassey
Its: Chief Executive Officer

[Signature Page to Discount Agreement]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers. Dated: March 21, 2019

United Parcel Service General Services Co.

By:	/s/ Aaron Spencer
Name:	Aaron Spencer
Its:	M&A Coordinator

[Signature Page to Discount Agreement]